Exhibit 99.1
Advanced Emissions Solutions Completes Rebrand as Arq and Will Ring NASDAQ Opening Bell on February 1, 2024
Shares to commence trading under the new Nasdaq ticker "ARQ" on February 1, 2024, with Company celebrating event by ringing the Nasdaq opening bell in New York
Reflects strategic evolution to a leading North American environmental technology company
GREENWOOD VILLAGE, Colo., January 31, 2024 (GlobeNewswire) - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced the completion of its previously announced corporate rebrand from Advanced Emissions Solutions, Inc. ("ADES") to Arq, Inc. The Company will begin trading on the Nasdaq Global Market under the new ticker symbol "ARQ" at the open of the market on February 1, 2024.
Bob Rasmus, the Chief Executive Officer of Arq will lead the opening bell ceremony at Nasdaq alongside other members of the leadership team, to celebrate the Company's rebrand and first day of trading on Nasdaq under the new ticker symbol "ARQ". The live ceremony will begin at 9:15 a.m. ET on February 1, 2024 and can be viewed online at: https://www.nasdaq.com/marketsite/bell-ringing-ceremony.
Separately, a video highlighting Arq's vision for the rebrand as well as the Company's updated investor materials can be accessed at www.arq.com.
"Today is a very exciting day for Arq as we celebrate the 1-year anniversary of our transformational acquisition with a successful corporate rebrand and the honor of opening the U.S. stock markets for trading by ringing the Nasdaq opening bell," said Bob Rasmus, Chief Executive Officer of Arq. "Our new name and logo reflect our commitment to our strategic expansion plan and transformation to a leading supplier of purification solutions with a growing focus on granular activated carbon. As we embark on a new chapter with a refreshed identity, our core mission remains unchanged: becoming the safest, most cost-effective and most profitable provider of activated carbon solutions. Our customers will continue to know and rely on us as an innovative and trusted solutions partner that helps to achieve their emissions targets today and well into the future."
The new Arq brand identity, logo and color palette were inspired by the Company’s focus on protecting the globe’s natural resources and meeting the needs of an ever-changing pollution control environment. To learn more about Arq, its portfolio of innovative emissions control technologies and corporate mission, please visit the Company’s newly launched website at www.arq.com
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com
Caution on Forward-Looking Statements
Statements in this press release regarding the Company's business that are not historical facts, including statements concerning optimizing cash flows and maximizing shareholder value, are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.
Source: Arq, Inc
For further information contact:
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com